UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:

    Preliminary Proxy Statement
    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    Definitive Proxy Statement
    Definitive Additional Materials
    Soliciting Material Pursuant to § 240.14a-12

CRITICARE SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
           No fee required.
           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

News Release

FOR IMMEDIATE RELEASE

Contact:	Emil Soika, President and CEO — Criticare	(262) 798-8282
	Joel Knudson, Vice President-Finance-Criticare	(262) 798-5335

Leading Independent Proxy Advisor Recommends that Criticare Stockholders Reject BlueLine’s Consent Solicitation

MILWAUKEE—(BUSINESS WIRE)—October 17, 2006—CRITICARE SYSTEMS, INC. (AMEX:CMD-News). Criticare Systems, Inc. today announced that Glass, Lewis & Co., a leading independent proxy advisory firm, has recommended that Criticare stockholders reject all five proposals made by dissident stockholder BlueLine, including its proposal to replace the current directors with BlueLine’s handpicked nominees.

In its report, Glass Lewis stated, with respect to BlueLine’s proposal to remove the current directors, ‘‘While we are cognizant of certain issues regarding the Company’s past results, we believe the Dissident’s ideas do not constitute a substantive plan for improvement and that it has failed to provide evidence that would require a change of control of the board of directors.’’

‘‘We note that Criticare has realigned its board to include directors with more relevant operating and financial experience. The management team appears to be implementing an effective plan to grow revenue and though it may be working off of all time lows, the Company has recently achieved profitability, a first for the Company in more than one decade.’’

Glass Lewis further stated, ‘‘Though the Company’s stock is up nearly 65.0% since October 2004, we note that it has declined by approximately 24.0% since January 2006. However, the Company’s peers, CAS Medical and Natus Medical have declined by 28.0% and 10.0%, respectively, during the same period. The decline appears to be at least in part due to a broad industry downturn.’’

Emil Soika, the Company’s President and Chief Executive Officer, said, ‘‘We are very pleased to have received this independent third-party support for our strategy and our current directors. We have been telling our stockholders throughout this consent solicitation to protect their interests and the Company’s future by rejecting BlueLine’s proposals. Our message has now been validated by a leading independent proxy advisory firm, which clearly agrees with us that Criticare stockholders should not give control of their board to BlueLine. Under the supervision of our renewed board, over the past few years we have developed a successful business strategy and created new significant opportunities, which place Criticare on the right path to deliver improved results and increased value for our stockholders.’’

Criticare urges its stockholders to reject BlueLine’s solicitation and not to sign any consent they may receive from BlueLine. Stockholders who have previously signed a BlueLine consent card are urged to revoke that consent by signing, dating and mailing the Company’s GOLD Consent Revocation Card. Stockholders who have questions concerning the current consent solicitation or who need assistance in revoking any consent they may have previously granted should contact The Altman Group, Inc. toll free at: 1-(800) 283-3192.

Certain statements made in this letter are forward-looking statements. These statements are only predictions and may differ materially from actual future events or results. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Criticare Systems, Inc.’s actual results to differ materially from those projected in such forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, demand for Criticare’s products, costs of operations, the development of new products, the reliance on single sources of supply for certain components in Criticare’s products, government regulation, health care cost containment programs, the effectiveness of Criticare’s programs to manage working capital and reduce costs, competition in Criticare’s markets, compliance with product safety regulations and product liability and product recall risks, risks relating to international sales and compliance with U.S. export regulations, unanticipated difficulties in outsourcing the manufacturing of the majority of its products to foreign manufacturers and risks related to foreign manufacturing, including economic and political instability, trade and foreign tax laws, production delays and cost overruns and quality control. Other risks are set forth in Criticare’s reports and documents filed from time to time with the SEC. Criticare operates in a very competitive and rapidly changing environment. New risk factors can arise, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on Criticare’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. Criticare is under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, and expressly disclaims any such obligation.

Criticare filed a definitive consent revocation statement with the SEC on October 11, 2006, in connection with the consent solicitation begun by BlueLine Partners L.L.C. and its affiliates. INVESTORS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT CRITICARE WILL FILE WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders will be able to obtain a free copy of the definitive consent revocation statement and other related documents filed by Criticare at the SEC’s website at www.sec.gov. Criticare’s definitive consent revocation statement and other related documents may also be obtained from Criticare free of charge by contacting Joel Knudson, Criticare Systems, Inc., 20925 Crossroads Circle, Suite 100, Waukesha, WI 53186, Tel. (262) 798-5335.

Information regarding the identity of the persons who under SEC rules may be deemed to be participants in the solicitation by Criticare of its stockholders in connection with this consent solicitation, and the participants’ interests in the solicitation, are set forth in Criticare’s definitive consent revocation statement.

If you have any questions or need any information concerning this solicitation and our consent revocation, please contact: The Altman Group, toll free at (800) 283-3192.